Schedule 13E-3 Exhibit (g))(2)

                         PART I - FINANCIAL INFORMATION

ITEM 1.   FINANCIAL STATEMENTS

                BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                               March  31,              September  30,
                                                                                 1997                      1996
-------------------------------------------------------------------------------------------------------------------
                                                                              (Unaudited)
                                                                         (Dollars in thousands, except per share amounts)

ASSETS
Cash and due from banks                                                        $  20,598                $   5,483
Federal funds sold and Federal Home Loan Bank overnight deposits                   5,980                   28,653
Tax certificates  (net of reserves of $658 at March 31,1997
 and $614 at September 30, 1996)                                                  26,799                   40,088
Investments held to maturity (market value of approximately $5,011 at
 March 31, 1997 and $11 at September 30, 1996)                                     5,011                       11
Investments, available for sale, at market                                         6,881                    6,685
Mortgage-backed securities, held to maturity, (market
  value of approximately $12,904 at March 31, 1997
  and $14,274 at September 30, 1996)                                              13,155                   14,698
Mortgage-backed securities available for sale, at market                         100,219                   55,467
Loans receivable, net                                                          1,205,807                  646,385
Other interest earning assets                                                     11,246                   12,225
Office properties and equipment, net                                               9,554                    2,608
Accrued interest receivable                                                       12,200                    7,023
Mortgage servicing rights                                                          4,397                       --
Goodwill                                                                          12,727                    2,457
Prepaid expenses and other assets                                                 18,587                    2,577
                                                                               ---------                ---------
       Total assets                                                           $1,453,161                 $824,360
                                                                               ==========               =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits                                                                      $1,011,475                 $506,106
Advances from Federal Home Loan Bank                                             251,484                  237,000
Subordinated notes                                                                   775                      775
Accrued expenses and other liabilities                                            20,524                   11,368
                                                                               ---------                ---------
       Total liabilities                                                       1,284,258                  755,249
                                                                               ---------                ---------
Company Obligated Mandatorily Redeemable Preferred Securities of
 Subsidiary Trust Holding Solely Junior Subordinated Deferrable Interest
 Debentures of the Company                                                        70,000                       --
                                                                               ---------                ---------
STOCKHOLDERS' EQUITY:
Preferred stock, Series B,C,C-II, 1993, 1996 and 9%, $.01 par value. Authorized shares - 10,000,000; issued and outstanding shares - 2,998,688 at March 31,
 1997 and 2,664,547 at September 30, 1996                                             30                       27
 Class A Common Stock, $.01 par value.  Authorized shares
 30,000,000; issued and outstanding shares - 8,571,246
 at March 31, 1997 and 5,454,201 at September 30, 1996                                85                       54
 Class B Common Stock, $.01 par value.  Authorized shares
 3,000,000; issued and outstanding shares - 275,938 at
 March 31, 1997 and 251,515 at September 30, 1996                                      3                        3
 Additional paid-in capital                                                       90,608                   62,055
 Retained earnings                                                                 9,272                    7,279
 Net unrealized losses on securities available for sale,  net of tax              (1,095)                    (307)
                                                                               ----------               ----------
      Total stockholders' equity                                                  98,903                   69,111
                                                                               ---------                ---------
      Total liabilities and stockholders' equity                                $1,453,161               $824,360
                                                                               ===========              =========


SEE CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                                                    THREE MONTHS ENDED MARCH 31,
                                                                                                         1997       1996
                                                                                           (In thousands, except earnings per share)

Interest income:

 Interest and fees on loans                                                                          $ 21,062   $  9,432
 Interest on mortgage-backed securities                                                                 1,551        898
 Interest on short-term investments                                                                       667        846
 Interest and dividends on long-term investments
  and other earning assets                                                                                925        826
                                                                                                     --------   --------
   Total interest income                                                                               24,205     12,002
                                                                                                     --------   --------

Interest expense:

 Interest on deposits                                                                                  11,887      4,809
 Interest on borrowings                                                                                 2,967      3,435
                                                                                                     --------   --------
   Total interest expense                                                                              14,854      8,244
                                                                                                     --------   --------

   Net interest income before provision for loan losses                                                 9,351      3,758
   Provision for loan losses                                                                              165       --
                                                                                                     --------   --------

   Net interest income after provision for loan losses                                                  9,186      3,758
                                                                                                     --------   --------

Non-interest income:

 Service fees, net                                                                                        874        130
 Other                                                                                                    127         (1)
                                                                                                     --------   --------
   Total non-interest income                                                                            1,001        129
                                                                                                     --------   --------
Non-interest expenses:
   Employee compensation and benefits                                                                   2,521      1,056
   Occupancy and equipment                                                                                729        423
   Insurance                                                                                              110        243
   Professional fees - legal and accounting                                                               320        231
   Preferred dividends of Trust Subsidiary                                                              1,327       --
   Other operating expenses                                                                             2,094        811
                                                                                                     --------   --------
        Total non-interest expenses                                                                     7,101      2,764
                                                                                                     --------   --------

   Income before income taxes and preferred stock dividends                                             3,086      1,123
Income taxes                                                                                            1,243        430
                                                                                                     --------   --------
   Net income before preferred stock dividends                                                          1,843        693
Preferred stock dividends of the Company                                                                  777        536
                                                                                                     --------   --------
   Net income after preferred stock dividends                                                        $  1,066   $    157
                                                                                                     ========   ========

Earnings Per Share

   Primary                                                                                           $   0.12   $   0.04
                                                                                                     ========   ========
   Fully-diluted                                                                                     $   0.12   $   0.04
                                                                                                     ========   ========

Weighted average number of common share equivalents assumed outstanding during the period:
 Primary                                                                                                8,869      3,676
                                                                                                     ========   ========
 Fully diluted                                                                                          8,901      3,717
                                                                                                     ========   ========

SEE CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)

                                                                      SIX MONTHS ENDED MARCH 31,
                                                                           1997       1996
                                                               (In thousands, except earnings per share)
Interest income:
 Interest and fees on loans                                            $ 37,678   $ 18,198
 Interest on mortgage-backed securities                                   2,860      1,787
 Interest on short-term investments                                       1,134      1,449
 Interest and dividends on long-term investments
  and other earning assets                                                2,024      1,892
                                                                       --------   --------
   Total interest income                                                 43,696     23,326
                                                                       --------   --------
Interest expense:
 Interest on deposits                                                    20,769      9,032
 Interest on borrowings                                                   6,472      6,998
                                                                       --------   --------
   Total interest expense                                                27,241     16,030
                                                                       --------   --------

   Net interest income before provision (credit) for loan losses         16,455      7,296
   Provision (credit) for loan losses                                       415       (300)
                                                                       --------   --------

   Net interest income after provision (credit) for loan losses          16,040      7,596
                                                                       --------   --------

Non-interest income:
 Service fees, net                                                        1,449        281
 Other                                                                      152          6
                                                                       --------   --------
   Total non-interest income                                              1,601        287
                                                                       --------   --------

Non-interest expenses:
   Employee compensation and benefits                                     4,436      2,023
   Occupancy and equipment                                                1,615        786
   Insurance                                                                471        469
   Professional fees - legal and accounting                                 542        477
   Preferred dividends of Trust Subsidiary                                1,355       --
   Other operating expenses                                               3,515      1,537
                                                                       --------   --------
        Total non-interest expenses                                      11,934      5,292
                                                                       --------   --------

   Income before income taxes and preferred stock dividends               5,707      2,591
Income taxes                                                              2,265        987
                                                                       --------   --------
   Net income before preferred stock dividends                            3,442      1,604
Preferred stock dividends of the Company                                  1,449      1,072
                                                                       --------   --------
   Net income after preferred stock dividends                          $  1,993   $    532
                                                                       ========   ========

Earnings Per Share
   Primary                                                             $   0.25   $   0.18
                                                                       ========   ========
   Fully-diluted                                                       $   0.25   $   0.18
                                                                       ========   ========
Weighted average number of common share equivalents
 assumed outstanding during the period:
 Primary                                                                  7,952      3,022
                                                                       ========   ========
 Fully diluted                                                            8,674      3,035
                                                                       ========   ========


SEE CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)

                                                                                  SIX MONTHS ENDED MARCH 31,
                                                                               1997                       1996
                                                                                    (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:

 Net income                                                                   $ 3,442                    $1,604
 Adjustments to reconcile net income to net cash used in
   operating activities:

   Provision (credit) for loan losses                                             415                      (300)
   Provision for losses on tax certificates                                        45                        76
   Depreciation and amortization                                                  546                       265
   Amortization of discounts and premiums on investments                           14                         4
   Amortization of discounts and premiums on mortgage-backed securities            95                        64
   Amortization of discounts and premiums on loans                                (46)                   (1,909)
   Loans originated for sale                                                   (5,193)                   (3,213)
   Increase in accrued interest receivable                                     (2,224)                   (1,096)
   (Decrease) increase in interest payable on deposits and FHLB advances       (1,345)                      142
   Increase in accrued expenses                                                 1,662                       612
   Increase (decrease) in accrued taxes                                           231                    (3,350)
   Decrease in deferred taxes                                                    (632)                     (469)
   Decrease in other liabilities                                              (23,033)                     (553)
   Decrease (increase) in prepaid expenses and other assets                     2,588                      (975)
   Proceeds from sale of loans                                                  5,971                     3,432
   Recovery on loans                                                               19                       941
   Loss (gain) on sales of loans                                                   11                        (3)
   Loss (gain) on sales of real estate owned                                      373                       (57)
   Loss on sale of other assets                                                    --                         7
                                                                              -------                  --------
    Net cash used in operating activities                                     (17,061)                   (4,778)
                                                                              --------                 ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans                                                        (220,838)                  (98,847)
Proceeds from sale of real estate owned                                         1,252                     1,114
Purchase of other earning assets                                               (4,947)                     (400)
Purchase of investment securities                                              (5,844)                   (1,511)
Purchase of mortgage-backed securities                                        (33,768)                  (12,087)
Proceeds from repayments of mortgage-backed securities                          7,861                     4,046
Proceeds from repayments of other earning assets                                9,176                       750
Proceeds from repayments of investment securities                                 651                     4,675
Purchases of premises and equipment                                              (725)                     (340)
Net decrease in tax certificates                                               13,245                    13,983
Purchase of Bank of Florida, net of acquired cash equivalents                      --                     1,521
Purchase of Suncoast's cash equivalents                                        32,803                        --
                                                                              -------                  ----------
    Net cash used in investing activities                                    (201,134)                  (87,096)
                                                                              ---------                 --------
 CASH FLOWS FROM FINANCING ACTIVITIES:

Net increase in deposits                                                      181,632                    86,206
Net decrease in other borrowings                                              (37,016)                   (2,000)
Net proceeds from issuance of preferred stock                                       3                        --
Net proceeds from issuance of common stock                                        771                    23,187
Net proceeds from issuance of trust preferred securities                       67,426                        --
Dividends paid on the Company's preferred stock                                (1,449)                   (1,072)
Decrease in advances from borrowers for taxes and insurance                      (730)                   (2,060)
                                                                              --------                 ----------
   Net cash provided by financing activities                                  210,637                   104,261
                                                                              --------                  -------
Increase in cash and cash equivalents                                          (7,558)                   12,387
Cash and cash equivalents at beginning of period                               34,136                    34,730
                                                                              -------                  --------
Cash and cash equivalents at end of period                                    $26,578                  $ 47,117
                                                                              =======                  ========
SUPPLEMENTAL DISCLOSURES:

Transfer from loans to real estate owned                                      $ 1,633                  $    610
                                                                              =======                  ========
Transfers from real estate owned to loans                                     $    --                  $    184
                                                                              =======                  ========
Transfers of mortgage-backed securities from held-to-maturity to
 available for sale                                                           $   --                   $ 31,780
                                                                              =======                  ========

SEE CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.      BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The accompanying unaudited consolidated financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and therefore do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles ("GAAP"). However, all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the financial statements of BankUnited Financial Corporation and its subsidiaries (the "Company") have been included. Operating results for the three and six month periods ended March 31, 1997 are not necessarily indicative of the results which may be expected for the year ending September 30, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1996.

2.      REGULATORY CAPITAL

The Office of Thrift Supervision ("OTS") requires that BankUnited, FSB (the "Bank") meet minimum regulatory tangible, core and risk-based capital requirements. Currently, the Bank exceeds all regulatory capital requirements. The Bank's required, actual and excess regulatory capital levels as of March 31, 1997 were as follows:

                                   REQUIRED                         ACTUAL                         EXCESS
                            -----------------              ----------------------         ---------------------
                                         % OF                            % OF                            % OF
                            AMOUNT      ASSETS              AMOUNT      ASSETS              AMOUNT      ASSETS
                            ------      ------              ------      ------              ------      ------
                                                            (Dollars in Thousands)

Tangible Capital            $  21,377     1.5%             $ 119,618       8.4%            $  98,241       6.9%
Core Capital                $  42,755     3.0%             $ 119,618       8.4%            $  76,863       5.4%
Risk-Based Capital          $  74,130     8.0%             $ 123,601      13.3%            $  49,471       5.3%

3. COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY

On December 30, 1996, a newly formed trust subsidiary created under the laws of Delaware, BankUnited Capital, issued $50 million of 10 1/4% Trust Preferred Securities, Series A (the "Trust Preferred Securities") and $2 million of common securities. The common securities are wholly owned by the Company. In connection with this transaction, BankUnited Capital simultaneously purchased $52 million of 10-1/4% Junior Subordinated Deferrable Interest Debentures, Series A issued by BankUnited Financial Corporation with terms similar to the Trust Preferred Securities.

On March 24, 1997, BankUnited Capital issued an additional $20 million of Trust Preferred Securities and $800,000 of common securities, which common securities are also wholly owned by the Company. BankUnited Capital simultaneously purchased an additional $20.8 million of 10 1/4% Junior Subordinated Deferrable Interest Debentures, Series A issued by BankUnited Financial Corporation.

These securities mature December 31, 2026 and pay a preferential cumulative cash distribution at an annual rate of 10 1/4%. The Company and BankUnited Capital have the right to defer payment of interest for up to 5 years. BankUnited Financial Corporation has guaranteed all of the obligations of the Trust Preferred Securities subject to certain limitations.

4. ACQUISITION

On November 15, 1996, the Company acquired Suncoast Savings & Loan Association, FSA ("Suncoast"). The Company issued one share of its Class A Common Stock for each share of Suncoast common stock of which 2,199,930 were outstanding and one share of newly created 8% noncumulative convertible preferred stock, Series 1996, for each share of Suncoast preferred stock of which 920,000 shares were outstanding. The newly created 8% noncumulative convertible preferred stock, Series 1996, has substantially the same terms and conditions as the Suncoast preferred stock. The cost of the acquisition, which was accounted for as a purchase, was $27.8 million, representing the fair value of the consideration given to the Suncoast common and preferred stockholders as well as the holders of Suncoast's options and warrants holders. In addition, the Company incurred approximately $1.3 million of costs directly related to the merger. At the date of the acquisition, the fair value of the assets acquired (including goodwill of approximately $10.4 million to be amortized over a period of 25 years) and liabilities assumed totaled approximately $436 million and $408 million, respectively.

The unaudited proforma combined condensed statements of operations for the three and six month periods ended March 31, 1997 and 1996 assumes the acquisition had occurred as of the beginning of the period presented and, after giving effect to certain proforma adjustments, are as follows:

Proforma combined condensed Statement of Operations (in thousands except per share data):

                                         THREE MONTHS ENDED MARCH 31,               SIX MONTHS ENDED MARCH 31,
                                                    (UNAUDITED)                               (UNAUDITED)

                                               1997             1996                       1997           1996
                                            ---------        ----------                 ---------        ------
Interest Income                              $ 24,205          $ 19,185                   $47,564        $37,413
Interest expense                               14,854            12,648                    29,549         24,619
Provision (credit) for loan losses                165                69                       521           (109)
Non-interest income                             1,001             1,833                     2,255          3,425
Non-interest expense                            7,101             6,770                    13,746         13,322
Income tax provision                            1,243               616                     2,398          1,204
Net income before preferred
       stock dividends                          1,843               915                     3,605          1,802
Preferred stock dividends                         777               812                     1,587          1,624
                                             ---------         --------                  --------         ------
Net income after preferred
       stock dividends                       $  1,066          $    103                  $  2,018         $  178
                                             ========          ========                  ========         ======
Earnings per share

  Primary                                   $    0.12          $   0.02                 $    0.22         $ 0.03
  Fully-diluted                             $    0.12          $   0.02                 $    0.22         $ 0.03

5.       NEW ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board ("FASB") issued
Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and in December 1996, the FASB issued a related Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB No. 125" (collectively "Statement No. 125"). Statement No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial components approach that focuses on control. Portions of Statement No. 125 were effective for transactions entered into after December 31, 1996 with the remaining portions effective for transactions entered into after December 31, 1997. The impact of adopting Statement No. 125 has not been nor is it currently expected to be material to the Company's financial position or the results of operations.

In February 1997, FASB issued Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("Statement No. 128"). Statement No. 128 specifies the computation, presentation and disclosure requirements for earnings per share. It replaces primary earnings per share and fully diluted earnings per share with basic earnings per share and diluted earnings per share and is effective for reporting periods ending after December 15, 1997. For the Company, the computation for basic earnings per share is similar to primary earnings per share except stock options are not considered when computing basic earnings per share. Also, for the Company, diluted earnings per share and fully diluted earnings per share are similar.

In February 1997, the FASB issued Statement of Financial Accounting Standards
   No. 129 "Disclosure of Information about Capital Structure" ("Statement No. 129"). Statement No. 129 continues previous requirements to disclose certain information about an entity's capital structure. The Company currently complies with the disclosure requirements of Statement No. 129.

6.       CONTINGENCIES

The Company is a party to certain claims and litigation arising in the ordinary course of business. In the opinion of management, the resolution of such claims and litigation will not materially affect the Company's consolidated financial position or results of operations.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis presents a review of the consolidated operating results and financial condition of the Company for the three and six month periods ended March 31, 1997 and 1996. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto contained in the Company's Annual Report on Form 10-K/A for the year ended September 30, 1996.

DISCUSSION OF FINANCIAL CONDITION CHANGES FROM SEPTEMBER 30, 1996 TO MARCH 31, 1997.

ASSETS

Total assets increased by $626 million, or 76.0%, from $824 million at September 30, 1996, to $1.45 billion at March 31, 1997, due primarily to the acquisition of Suncoast Savings and Loan Association, FSA